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                                                                  Exhibit (2.1)




                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "Agreement") is made this 23rd day of January, 1995, by and between DeVlieg-Bullard, Inc., a Delaware corporation ("Buyer"), Mideastern, Inc., a Pennsylvania corporation ("Seller") and the individual shareholders signatory to this Agreement (the "Shareholders").

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer substantially all of the assets, properties, rights and business of Seller relating to or used or employed in connection with Seller's business, (as more fully described in Section 1.1 hereof), upon and subject to the terms and conditions contained in this Agreement; and

         WHEREAS, it is a condition to Buyer's agreement to enter into this Agreement that the Shareholders are a party hereto.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:


                                   ARTICLE 1.

                          PURCHASE AND SALE OF ASSETS

         1.1. PURCHASE AND SALE OF ASSETS. Subject to and upon the terms and conditions of this Agreement, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer purchases and acquires from Seller all right, title and interest of Seller in and to the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill) primarily related to or used or held for use or sale by Seller in connection with the business of Seller (the "Business") as they exist on the Closing Date (as that term is defined in Section 3.1 hereof) (collectively, the "Assets"), including, without limitation, all items in the following categories that conform to the definition of the term Assets:

                 (a) all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, and similar property;

                 (b)      all accounts and notes receivable;

                 (c)      all cash on hand and in banks;





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                 (d)      all inventories of raw materials, work in process,
         finished products, goods, spare parts, replacement and component parts, and office and other supplies, wherever held or stored, of every sort and medium;

                 (e)      all real estate and real property interests;

                 (f) all prepaid rent, prepaid property taxes, prepaid supplies, advances and other prepaid expenses and all deposits and deferred charges attributable to any contracts, commitments, understandings, leases or agreements of Seller;

                 (g) all of Seller's right under all contracts, commitments, understandings, leases and agreements, including Seller's right to receive payment for products sold, pursuant to, and to receive goods and services pursuant to, such contracts and to assert claims and take other rightful actions to enforce such contracts, commitments, understandings, leases or agreements;

                 (h) to the extent permitted by law, all governmental licenses, permits, approvals, applications or registrations;

                 (i) any patent, trademarks, service marks or trade names (including the name "Mideastern") and copyrights of Seller, together with all related applications or registrations;

                 (j) all formulas, blueprints, drawings, design and manufacturing engineering drawings, manufacturing and quality control written standards, plans, trade secrets, processes, procedures, research records and manufacturing know-how wherever located;

                 (k) all operating data, books, records, advertising materials, customer lists, credit information, cost and pricing information, supplier lists, business plans, catalogs, computer programs and software, sales and promotional data and other materials related to the Assets and the operation of Seller's business; and

                 (l) all other assets, properties and rights of every kind and nature owned or held by the Seller and used in or relating to its business, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement.

         1.2. EXCLUDED ASSETS. Anything in Article 1 hereof to the contrary notwithstanding, there shall be excluded from the Assets those items listed on
Schedule 1.2 attached hereto and made a part hereof.

         1.3.    ASSUMPTION OF LIABILITIES.  Except as otherwise provided in
Section 1.4 hereof, on and as of the Closing Date, Buyer will assume all obligations and liabilities of Seller of any





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kind, character and description, whether accrued, absolute, contingent or otherwise (collectively, the "Assumed Liabilities").

         1.4. LIABILITIES NOT ASSUMED BY BUYER. Anything in this Agreement to the contrary notwithstanding, the Buyer shall not assume, or in any way be liable for or responsible for, any liabilities or obligations of the Seller,
(i) set forth on Schedule 1.4 hereto, (ii) not relating to the business of Seller, (iii) income tax liabilities (except as otherwise provided in Section
6.3 hereof) relating to Seller's business or the Assets for any period ending on or before the Closing Date, (iv) liabilities of Seller to any of the Shareholders, and (v) liabilities relating to any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or obligation by or of Seller or any Shareholder contained herein, any Schedule hereto or in any certificate, document or instrument delivered to Buyer pursuant hereto.

         1.5. ALLOCATION OF PURCHASE PRICE. Buyer shall prepare an allocation of the Purchase Price for the Assets for financial, accounting and tax purposes and shall provide such allocation to Seller within 60 days following the Closing.

         1.6. ASSIGNMENT OF CONTRACTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign, and the Assets shall not include, any claim, contract, instrument, agreement, license, lease, commitment, sales order, purchase order or any claim or right, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer or Seller thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect such rights, Seller will cooperate with Buyer, at no cost to Buyer, in any arrangement designed to provide for Buyer the benefits under any such claims, contracts, instruments, agreements, licenses, leases, commitments, sales orders or purchase orders, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Buyer or Seller against a third party thereto arising out of a breach or cancellation by such third party or otherwise; and any transfer or assignment to Buyer of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

                                   ARTICLE 2.

                                 CONSIDERATION

         2.1. PURCHASE PRICE. The aggregate purchase price for the Assets shall be $3,700,000, plus the Assumed Liabilities (the "Purchase Price").

         2.2. PAYMENT OF PURCHASE PRICE. On the date hereof, Buyer shall deliver to Seller (i) a certified or cashiers check or wire transfer of Federal or other immediately available funds in the amount of $3,100,000, and (ii) Buyer's earnout note in the original principal amount of





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$600,000, which earnout note shall be in substantially the form attached hereto as Schedule 2.2 (the "Note").


                                   ARTICLE 3.

                      CLOSING; OBLIGATIONS OF THE PARTIES

         3.1. CLOSING DATE; EFFECTIVE DATE. The closing (the "Closing") shall take place and be effective for all purposes at 10:00 a.m., local time, on January 23, 1995 (the "Closing Date") at the offices of Keith Nonemaker in Hanover, Pennsylvania. The Closing shall be effective for all purposes as of January 1, 1995.

         3.2.    OBLIGATIONS OF THE PARTIES AT THE CLOSING.

                 (a) At the Closing, Buyer shall deliver to Seller (or Seller's agent):

                          (i)            the consideration as specified in
                 Section 2.1;

                          (ii) copy of resolutions of the Board of Directors of Buyer, certified by Buyer's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Buyer, and the consummation of the transactions contemplated hereby;

                          (iii) the opinion of Bass, Berry & Sims, legal counsel for Buyer, the terms of which are substantially as set forth in Section 8.4;

                          (iv) one or more executed counterparts of the Employment Agreements in accordance with Section 8.5 hereof;

                          (v) one or more executed counterparts of the stock option agreements in accordance with Section 8.7 hereof; and

                          (vi)           an assumption agreement in the form of
                 Schedule 3.2(a)(vi) hereof.


                 (b)      At the Closing, Seller will deliver to Buyer:

                          (i)            such deeds, bills of sale,
                 endorsements, assignments, motor vehicle titles and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all of Seller's title to and interest in the Assets, all of Seller's contracts and commitments, books, records and other data relating to its





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                 assets, businesses and operations (except minute and
                 stock books and similar corporate records and any other documents and records which Seller is required by law to retain in its possession), and, simultaneously with such delivery, will take such steps as may be necessary to put Buyer in actual possession and operating control of the Assets and such businesses;

                          (ii) copy of resolutions of the Board of Directors and Shareholders of Seller, certified by Seller's secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Seller, and a consummation of the transactions contemplated hereby;

                          (iii) the opinion of Keith Nonemaker, legal counsel for Seller, the terms of which are substantially as set forth in Section 7.4 hereof;

                          (iv) one or more executed counterparts of the Employment Agreements in accordance with Section 8.5 hereof; and

                          (v) an owner's title insurance policy issued by a title insurance company reasonably acceptable to Buyer; and

                          (vi) such other certificates and documents as Buyer or its counsel may reasonably request.



                                   ARTICLE 4.

           REPRESENTATIONS AND WARRANTIES BY SELLER AND SHAREHOLDERS

         Seller and the Shareholders hereby jointly and severally represent and warrant to Buyer as follows:

         4.1. AUTHORIZATION. Seller has full corporate power and authority to enter into this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby. The Board of Directors and Shareholders of Seller have taken all action required by law, its Articles of Incorporation, its By-laws and otherwise to authorize the execution and delivery by Seller and Shareholders of this Agreement and the consummation by Seller of the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of Seller and the Shareholders, enforceable against each of them in accordance with its terms.

         4.2. ORGANIZATION, GOOD STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Seller has full corporate power and authority to carry on its business as now conducted and possesses all governmental and other permits, licenses and other authorizations to own, lease or





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operate its assets and properties as now owned, leased and operated and to carry on its business as presently conducted. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in each state wherein the business transacted by Seller makes such licensing or qualification to do business as a foreign corporation necessary, and no other jurisdiction has demanded, requested or otherwise indicated that (or inquired whether) Seller is required so to qualify.

         4.3.    SUBSIDIARIES.   Seller neither owns nor has an interest in,
directly or indirectly, any other corporation, partnership, joint venture or other business organization.

         4.4. NO VIOLATION. The execution and delivery of this Agreement by Seller and the Shareholders does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of the Articles of Incorporation or Bylaws of Seller; (b) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Shareholders; or (c) violate any other contractual or legal obligation or restriction to which Seller or the Shareholders are subject.

         4.5. FINANCIAL STATEMENTS. Seller has delivered to Buyer balance sheets of Seller for the fiscal years 1992 and 1993, and the related statements of income, changes in stockholders' equity and changes in financial position for each of the fiscal years then ended, including the notes thereto, together with the report thereon of Miller & Co., independent certified public accountants, and an interim balance sheet as of November 30, 1994 and the related statements of income for the 11 months then ended (collectively, the "Financial Statements"). The Financial Statements fairly present the assets, liabilities, financial condition and results of operations of Seller as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

         4.6. ASSETS. Schedule 4.6 attached hereto and made a part hereof contains an accurate and complete description of the Assets including, without limitation, improvements to leased property and real property (including the approximate acreage of each parcel of such property, the location thereof, the nature of any improvements thereon, the identity of the record owner and lessee, if any, and a summary of encumbrances thereon), plants and structures located thereon, equipment located therein, vehicles and all personal property relating to Seller and its business and properties. All such plants, structures, machinery and equipment are in good working condition and repair, normal wear and tear excepted, and are adequate for the uses for which they are intended. All such plants, structures, machinery and equipment conform in all material respects to applicable health, sanitation, fire, environmental (including air and water pollution laws and regulations), safety, labor, zoning and building laws and ordinances; and Seller has not received any notification within the last five years of any violation of any applicable ordinance or regulation of building, zoning or other law, in respect of its plants, structures, properties or operations. None of such real property is currently the subject of any eminent domain, condemnation or similar proceeding and to the best of Seller's knowledge, no





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such proceeding is threatened.  Seller is now in possession of each parcel of such real property, there is no adverse claim against such real property and there are no pending or, to Seller's knowledge, threatened proceedings which might interfere with Buyer's quiet enjoyment of such real property.

         4.7. TITLE TO PROPERTIES; ENCUMBRANCES. Seller has good, valid and marketable title to the Assets, including, without limitation, the properties and assets reflected in the Financial Statements (except for inventory sold since the date thereof in the ordinary course of business and consistent with past practice). None of the Assets are subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any kind, except (a) liens shown on the Financial Statements as securing specified liabilities (with respect to which no default exists), (b) liens for current taxes not yet due, and (c) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not detract from the value of the property subject thereto and do not impair the use of the property subject thereto or impair the operations of Seller.

         4.8. INTELLECTUAL PROPERTY. Schedule 4.8 attached hereto and made a part hereof is an accurate and complete list of all patents, trademarks, trade names, trademark registrations, service names, service marks, copyrights, formulas, blueprints, drawings, design and manufacturing engineering drawings, and manufacturing and quality control written standards owned by Seller or used or required by Seller in the operation of Seller's business, title to all of which is held by Seller free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. There is no infringement action, lawsuit, claim or complaint which asserts that Seller's operations violate or infringe the patent rights or the trademarks, trade names, trademark registration, service names, service marks or copyrights of others with respect to any apparatus or method of Seller or any adversely held patent, trademark, trade name, trademark registration, service names, service marks or copyrights, and, except as disclosed on Schedule 4.8, Seller is not in any way making use of any confidential information or trade secrets of any person except with the consent of such person. To the best knowledge of Seller, Seller has possession of all design and manufacturing engineering drawings in the possession of third party vendors. To the best knowledge of Seller, none of such third party vendors is or, during the three (3) years prior to the date of this Agreement, has used any such design and manufacturing engineering drawings for any purpose not expressly authorized by Seller.

         4.9. NO UNDISCLOSED LIABILITY. Except as and to the extent of the amounts specifically reflected or reserved against in the Financial Statements or set forth on Schedule 4.9 hereto, Seller does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for taxes and interest, penalties and other charges payable with respect thereto). The reserves reflected in the Financial Statements are adequate, appropriate and reasonable in accordance with GAAP applied on a consistent basis.

         4.10. ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth on Schedule 4.10, since December 31, 1993, Seller has not:





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                 (a)      suffered any material adverse change in its working
         capital, financial condition, assets, liabilities, business or prospects, or suffered any material casualty loss (whether or not insured);

                 (b) made any change in its business or operations or in the manner of conducting its business other than changes in the ordinary course of business;

                 (c) incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

                 (d) paid, discharged or satisfied any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than claims, encumbrances or liabilities which are reflected or reserved against in the Financial Statements and which were paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practice;

                 (e) written down the value of any inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for immaterial write-downs and write-offs made in the ordinary course of business, consistent with past practice and at a rate no greater than during Seller's last fiscal year;

                 (f) canceled any other debts or claims, or waived any rights, of substantial value;

                 (g) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                 (h) disposed of or permitted to lapse, or otherwise failed to preserve the exclusive rights of Seller to use any patents, trademarks, trade name, service name, service mark or copyright or any such application, or disposed of or permitted to lapse any license, permit or other form of authorization, or disposed of or disclosed to any person any trade secret, blueprint, drawing, design, formula, process or know-how;

                 (i) made any change in any method of accounting or accounting practice;

                 (j) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with any officers or directors of Seller, any affiliates or associates of Seller or any of their respective officers or directors, or any business or entity in which any of such persons





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         has any direct or material indirect interest, except for
         compensation to the officers and employees of Seller at rates not exceeding the rates of compensation in effect during Seller's last fiscal year and advances to employees in the ordinary course of business for travel and expense disbursements in accordance with past practice, but not in excess of $1,000 at any one time outstanding;

                 (k) declared, paid or make or set aside for payment or making, any dividend or other distribution in respect of its capital stock; or

                 (l) agreed, whether in writing or otherwise, to take any action described in this Section 4.10.

         4.11. TAX MATTERS. Seller has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state or local taxing authorities (including without limitation, those due in respect of its properties, income, franchises, excise taxes and duties, licenses, sales and payrolls); and true and correct copies of all tax reports and returns relating to such taxes and other charges for the most recent three years have been heretofore delivered to Buyer. Since December 31, 1993, Seller has not incurred any tax liabilities other than in the ordinary course of business; there are no tax liens (other than liens for current taxes not yet due) upon any properties or assets of Seller (whether real, personal or mixed, tangible or intangible), and, except as reflected on Schedule 4.11, there are no pending or threatened questions or examinations relating to, or claims asserted for, taxes or assessments against Seller, and there is no basis for any such question or claim. Seller has not granted or been requested to grant any extension of the limitation period applicable to any claim for taxes or assessments with respect to taxes.

         4.12. COMPLIANCE WITH APPLICABLE LAW. Seller has during the five year period prior to the date hereof complied and is presently duly complying, in the conduct of the Business and the ownership of the Assets with all applicable laws (including without limitation those pertaining to occupational safety and health practices, fair labor practices and standards, equal opportunity practices, and water and air pollution and other environmental matters), whether statutory or otherwise, rules, regulations, orders, ordinances, judgments and decrees of all federal, state, local or other governmental authorities (collectively, "Laws"). Seller has not received any order, notice, or other communication from any federal, state or local governmental agency, including but not limited to those administering or enforcing the Occupational Safety and Health Act of 1970, as amended, of any investigation of or a possible violation of any applicable Laws, or any other Law or requirement relating to or affecting the operations or properties of Seller.

         4.13. ABSENCE OF QUESTIONABLE PAYMENTS. Neither Seller nor any of its directors, officers, employees or affiliates has at any time used funds for any illegal purpose, including without limitation, the making of any improper political contribution, bribe or kickback.

         4.14. LITIGATION. Except as set forth on Schedule 4.14 attached hereto and made a part hereof, since its incorporation, there have been, and as of the date of the Agreement there are,





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no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened by or against, or otherwise affecting Seller at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority. Seller does not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation.

         4.15. INSURANCE. Schedule 4.15 attached hereto and made a part hereof sets forth a complete and accurate list and a brief description (including policy numbers, deductibles, carriers and effective and termination dates) of all policies of fire, liability, workmen's compensation, health, title and other forms of insurance presently in effect with respect to Seller (collectively, the "Policies"). Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years. Schedule 4.15 also contains an accurate and complete description of any provision contained in the Policies which provides for retrospective premium adjustment and identifies all risks which Seller has designated as being self-insured and the amount of reserve set aside by Seller to cover such risk.

         4.16.   PRODUCT AND SERVICE WARRANTIES.  Except as described on
Schedule 4.16 attached hereto and made a part hereof, Seller has not given or made any warranties to third parties with respect to any products supplied or services performed by it which may still be in effect at any time after the Closing Date, except for warranties imposed by law. Except as described on
Schedule 4.16, there have been no claims or investigations made with respect to any product or service warranties which have not been fully settled and resolved or any unresolved warranty claims which have not been adequately reserved against on the Financial Statements. Seller does not know or have any reason to know of any basis for any other claim or investigation.

         4.17.   EMPLOYEE BENEFIT PLANS.

         (a) Except as disclosed on Schedule 4.17 hereto and made a part hereof, Seller does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, group medical plan, insurance or hospitalization program or any other fringe benefit arrangements, including all "employee benefit plans" as defined by
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (referred to collectively hereinafter as the "Plans") for any employee, consultant or agent of Seller, whether pursuant to contract, arrangement, custom or informal understanding.

         (b) Except as disclosed on Schedule 4.17, Seller does not have any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional such agreement, plan, arrangement or practice; (ii) to modify or change any such agreement, plan, arrangement or practice; or (iii) to maintain for any period of time any such agreement, plan, arrangement or practice. Schedule 4.17 contains an accurate and complete description of the funding policies (and commitments, if any) of Seller with respect to each such existing plan, arrangement or practice.





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         (c)     None of the Plans listed on Schedule 4.17 provide for
continuing benefits or coverage after termination or retirement from employment, except with respect to any "group health plan" as defined in Internal Revenue Code Section 4980B(g) and ERISA Section 607. With respect to any Plan which is a "group health plan," as so defined, Seller warrants that in all "qualified events" (including those resulting from the transaction contemplated by this Agreement) occurring prior to or on the Closing Date, Seller has or will cause to be offered to Seller's eligible employees and their "qualified beneficiaries" the opportunity to elect continuation coverage under ERISA Section 602 to the extent required by ERISA Sections 601-607 and will provide that coverage, if elected, at no expense to Buyer or Seller.

         (d) Neither Seller nor any "affiliate" of Seller (as defined in ERISA) has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and Seller has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

         (e) Except as disclosed on Schedule 4.17, (i) Seller has no unfunded past service liability in respect of any of its employee benefit plans; (ii) the actuarially computed value of vested benefits under any employee benefit plan of Seller does not exceed the fair market value of the fund assets relating to such plan; (iii) neither Seller nor any plan nor any trustee, administrator, fiduciary or sponsor of any plan has engaged in any prohibited transactions as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the Internal Revenue Code of 1986, as amended (the "Code"); (iv) all filings and reports as to such plans required to have been made on or prior to the Closing Date to the Internal Revenue Service, the United States Department of Labor or other governmental agencies have been or will be made on or prior to the Closing Date; (v) there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such plans; (vi) such plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; and (vii) there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any Employee Benefit Plan subject to Subtitle B of Title IV of ERISA that has not been waived by the Pension Benefit Guaranty Corporation.

         (f) Seller has complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws and employee safety laws.

         (g) Except as disclosed on Schedule 4.17 or otherwise set forth in the Agreement, Seller is not a party to any contract or agreement or requirement of law which would require Buyer to hire, or subject Buyer to liability if it did not hire, any employee of Seller or which would require Buyer to pay or provide, or subject Buyer to liability if it did not pay or provide,





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

any employee benefits to any employee of Seller for periods prior to or after the Closing Date (including any and all employee benefits and any compensatory, over-time, vacation, sick or holiday pay).

         4.18.   ENVIRONMENTAL MATTERS.

                 (a) As used herein the following terms shall have the indicated meanings:

                          (i) "Hazardous Material" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

                          (ii) "Governmental Authority" is any local, state, provincial, federal, or international governmental authority or agency which has had or now has jurisdiction over any portion of the subject of this Agreement or any Business Facility of Seller.

                          (iii) "Business Facility" is the real property including the land, the improvements thereon, and the ground water and surface water thereof, that Seller has at any time owned, operated, occupied, controlled or leased.

                          (iv) "Disposal Site" is a landfill, disposal agent, waste hauler or recycler of Hazardous Materials.

                          (v) "Environmental Laws" are all laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Materials Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, orders, treaties, statutes, and codes of other Governmental Authorities, the regulations and publications promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing now or hereafter enacted.

                          (vi)    "Hazardous Material Activity" is the
                 transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

                          (vii) "Environmental Permit" is any approval, permit, license, clearance or consent required to be obtained from any private person or any Governmental Authority with respect to a Hazardous Materials Activity which is or was conducted by Seller.

                 (b) Environmental Representations: Except as set forth in Schedule 4.18, Seller hereby represents and warrants as to any Business Facility not currently occupied by Seller and hereby represents and warrants, to the best of Seller's knowledge, as to any Business Facility currently occupied by Seller that:

                          (i) Condition of Property: As of the Closing, no Hazardous Material is present on any Business Facility and no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on a Business Facility. Except as set forth in Schedule 4.18, there are no underground storage tanks, asbestos or PCBs present on any Business Facility.

                          (ii) Hazardous Materials Activities: Seller has conducted all Hazardous Material Activities relating to Seller in compliance with all applicable Environmental Laws. The Hazardous Materials Activities of Seller prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has or will cause an adverse health effect to said person.

                          (iii) Permits: Schedule 4.18 accurately describes all of the Environmental Permits currently held by Seller and relating to the Business and the Environmental Permits listed on Schedule 4.18 are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of Seller as such activities are currently being conducted. All such Environmental Permits are valid, in full force and effect, and will survive the Closing without modification. Seller has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to Seller's Hazardous Materials Activities. To the best knowledge of Seller, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee or which could impose upon Seller the obligation to obtain any additional Environmental Permit. All Environmental Permits and all other consents and clearances required by any Environmental Law or any agreement to which Seller is bound as a condition to the performance and enforce of this Agreement, including without limitation, all so-called "RCRA" environmental clearances required by any Governmental Authority have been obtained or will be obtained prior to the Closing at no cost to Buyer.

                          (iv)    Environmental Litigation:  Except as
                 disclosed on Schedule 4.18, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of Seller's knowledge threatened, concerning or relating to any Business Facility, any Environmental Permit or any Hazardous Materials Activity of Seller.

                          (v) Offsite Hazardous Material Disposal: During the last five years, Seller has transferred or released Hazardous Materials only to those Disposal Sites described on
                 Schedule 4.18; and no action, proceeding, liability or claim exists or, to the best knowledge of Seller is threatened, against any Disposal Site or against Seller with respect to any transfer or release of Hazardous Materials relating to Seller to a Disposal Site.

                          (vi) Environmental Liabilities: Seller is not aware of any fact or circumstance which could involve Seller in any environmental litigation or impose upon the Buyer any environmental liability which could have a material adverse effect on the business or financial status of Seller.

                          (vii) Reports and Records: Seller has delivered to Buyer or made available for inspections by Buyer and its agents and employees all records concerning the Hazardous Material Activities of Seller and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise available to, Seller. Seller has complied with all environmental disclosure obligations imposed upon Seller with respect to this transaction by applicable law.

         4.19.   CONTRACTS AND COMMITMENTS.  Except as set forth in Schedule
4.19 attached hereto and made a part hereof:

                 (a) Seller does not have any contracts, commitments, arrangements or understandings which may involve the expenditure by Seller after the Closing of more than $10,000 for any individual contract, commitment, arrangement or understanding or which was not entered into in the ordinary course of business. The legal enforceability after the Closing of the rights of Seller under any of its contracts will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                 (b) Seller has no sales or purchase commitments which are in excess of the normal, ordinary and usual capacity or requirements of its business or which are not terminable on thirty (30) days' notice.

                 (c) Seller is not a party to any licensing agreement, either as licensor or licensee.

                 (d) Seller is not restricted or purported to be restricted by agreement or otherwise from carrying on its business anywhere in the world.

         4.20. ACCOUNTS RECEIVABLE. All accounts and notes receivable of Seller, whether reflected in the Financial Statements or otherwise, represent sales actually made in the ordinary course of business; none of such receivables is subject to any counterclaim or set-off other than normal sales adjustments or allowances consistent with past practice; and all such receivables are current and collectible in accordance with their respective terms, net of any reserve reflected in the Financial Statements.

         4.21. ORDERS, COMMITMENTS AND RETURNS. The aggregate of all accepted and unfilled orders for the sale of goods entered into by Seller does not exceed an amount which can reasonably be expected to be filled in the ordinary course of business on a schedule which will maintain satisfactory customer relationships, and the aggregate of all contracts or commitments for the purchase of products by Seller does not exceed an amount which is reasonable for its anticipated volumes of business (all of which orders, contracts and commitments were made in the ordinary course of business). As of the date of this Agreement, there are no asserted, or if unasserted, sustainable, claims to return goods of Seller by reason of alleged overshipments, defective goods, breach of warranty or otherwise. There are no goods in the hands of customers under any understanding that such goods are returnable other than pursuant to the standard returns policy set forth in Seller's contracts. Seller does not know or have reason to believe that either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of accepted and unfilled orders for the sale of Seller's goods.

         4.22. CUSTOMERS AND SUPPLIERS. Schedule 4.22 attached hereto and made a part hereof contains an accurate and complete list of (i) the names and addresses of the twenty (20) largest suppliers from whom Seller has purchased supplies during the past two fiscal years and (ii) the names, addresses and the corresponding sales volume of the twenty (20) largest customers for the past two (2) fiscal years. Seller has not received any indication from any customer or supplier whose name appears on such list (or otherwise has any reason to believe) that such customer or supplier will not continue as a customer or supplier of Buyer after the Closing.

         4.23. LABOR MATTERS. There are no collective bargaining agreements in effect between Seller and labor unions or organizations representing any of Seller's employees. During the past five (5) years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. Except as and to the extent set forth in Schedule 4.23: (i) Seller is in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Seller pending or threatened before the National Labor Relations Board or the United States Department of Labor; (iii) there is no labor strike, dispute, slowdown or stoppage in progress or threatened against or involving Seller; (iv) no question concerning representation has been raised or is threatened respecting the employees of Seller; (v) no grievance or arbitration proceeding is pending and no claim therefor exists; (vi) no private agreement restricts Seller from relocating, closing or terminating any of its operations or facilities; and (vii) Seller has not in the past five (5) years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.

         4.24. NO BREACH. Each arrangement (whether evidenced by a written document or otherwise and of whatever type) referred to in this Agreement or in any Schedule hereto under which Seller has any right, interest or obligation is in full force and effect; there have been no threatened cancellations thereof nor outstanding disputes thereunder, and Seller has not breached any provision of, nor does there exist any default in any material respect under, or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which is, or with the giving of notice or the passage of time or both would become, a breach or default in any material respect under the terms of any such arrangement.

         4.25. INVENTORY. All inventory of Seller, whether reflected in the Financial Statements or otherwise, is of good and merchantable quality and is usable and saleable in the ordinary course of business, except for items of obsolete materials and materials of below standard quality, all of which have been written down in the Financial Statements to realizable market value or for which adequate reserves have been provided therein. The present quantities of all inventory of Seller are reasonable in the present circumstances of its business. Seller is not under any liability or obligation with respect to the return of inventory or goods in the possession of wholesalers, retailers or other customers.

         4.26. PROFESSIONAL FEES. Neither Seller nor the Shareholders have done anything to cause or incur any liability or obligation for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and Seller does not know of any claim by anyone for such a fee, commission, expense or charge.

         4.27. CONSENTS AND APPROVALS. Seller has obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Seller.

         4.28. FULL DISCLOSURE. Neither this Agreement, nor any Schedule, exhibit, list, certificate or other instrument and document furnished or to be furnished by Seller to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Seller has not withheld from Buyer disclosure of any event, condition or fact which such Seller knows, or has reasonable grounds to know, may materially adversely affect Seller's assets, prospects or condition (financial or otherwise).

                                   ARTICLE 5.

                    REPRESENTATIONS AND WARRANTIES BY BUYER

         Buyer hereby represents and warrants to Seller and the Shareholders as follows:

         5.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         5.2. AUTHORIZATION. The Board of Directors of Buyer has taken all action required by law, its Articles of Incorporation, its Bylaws and otherwise to authorize the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

         5.3. VALID AND BINDING AGREEMENT. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

         5.4. NO VIOLATION. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not: (a) violate any provision, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Buyer is a party or by which it is bound;
(b) violate any provision of Buyer's Articles of Incorporation or Bylaws; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer; or (d) violate any other contractual or legal obligation or restriction to which Buyer is subject.

         5.5. CONSENTS AND APPROVALS. Buyer has obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Buyer.


                                   ARTICLE 6.

                       COVENANTS AND AGREEMENTS OF BUYER

         Buyer agrees that following the Closing, unless otherwise consented to by Seller in writing, it will fulfill the following covenants and agreements:

         6.1. OPERATION OF COMPANY FACILITIES. Buyer will maintain the operation of Seller's facility located in Abbottstown, Pennsylvania for a period ending December 31, 1997 provided that the earnings before interest and taxes from the Abbottstown facility (such calculation to be made prior to including any bonuses paid to the Shareholders in accordance with the Employment Agreements contemplated in Section 8.5 hereof) during each of the years ended December 31, 1995 and 1996 is at least $300,000.

         6.2. EMPLOYEE BENEFITS. Buyer shall maintain for the officers of Seller retained by Buyer those medical insurance and life insurance programs presently maintained by Seller and shall provide a maximum of $500 per officer for a self insured eye and dental program and offset to Blue Cross deductible.

         6.3. TAXES AND PROFESSIONAL FEES. Buyer shall pay the federal and state taxes of Seller incurred in connection with the transactions contemplated hereby in an amount equal to the difference between the taxes actually incurred and those that would have been incurred if the transactions contemplated hereby had been structured as an acquisition of all of the outstanding capital stock of Seller. Buyer shall reimburse Seller for such difference promptly following receipt from Seller of a detailed accounting thereof. Buyer shall also reimburse Seller for the reasonable and accountable professional fees incurred by Seller in connection with the liquidation of Seller following the Closing.

         6.4. RECORDS. Following the Closing, Buyer will provide to the Shareholders or their designated agent such financial information on a monthly basis as is reasonably necessary to determine the calculation of payments due to the Shareholders pursuant to the Employment Agreements contemplated by
Section 8.5 hereof. Promptly following notice to the Shareholders of the calculation of any such bonuses, Buyer shall provide to the Shareholders information reasonably requested by the Shareholders necessary to confirm the accuracy of Buyer's calculation.

         6.5. AGREEMENTS WITH SALES REPRESENTATIVES. Buyer shall honor the terms of Seller's agreements with each of Maurie Grothe and Al Martin in accordance with the provisions of the correspondence between Seller and such individuals set forth on Schedule 6.5 hereto.


                                   ARTICLE 7.

                       CONDITIONS TO BUYER'S OBLIGATIONS

         All obligations of Buyer hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller and the Shareholders in this Agreement and the statements contained in the Schedules attached hereto or in any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement shall be true at and as of the time of the Closing.

         7.2. PERFORMANCE BY SELLER AND THE SHAREHOLDERS. Seller and the Shareholders shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so complied with or performed.

         7.3. CERTIFICATES OF SELLER AND THE SHAREHOLDERS. Seller and the Shareholders shall have delivered to Buyer a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections
7.1 and 7.2 hereof.

         7.4. OPINION OF COUNSEL FOR SELLER AND THE SHAREHOLDERS. Buyer shall have received an opinion of Seller's and the Shareholders' counsel, Keith Nonemaker, dated the Closing Date, in form and substance satisfactory to Buyer's counsel, Bass, Berry & Sims, to the effect set forth on Schedule 7.4 hereto.

         7.5. CONSENTS AND APPROVALS. Buyer shall have received from the Seller executed counterparts of the consents referred to in Section 4.27 hereof and all other consents required, for the consummation of the transactions contemplated hereby, all of which consents shall be in form and substance satisfactory to Buyer.

         7.6. LITIGATION. On the date of the Closing, neither Seller nor any Shareholder shall be a party to, nor will there otherwise be pending or threatened, any judicial, administrative, or other action, proceeding or investigation which, if adversely determined might, in the opinion of Buyer, have a material adverse effect upon Seller, Buyer or the transactions contemplated hereby.


                                   ARTICLE 8.

            CONDITIONS TO SELLER'S AND THE SHAREHOLDERS' OBLIGATIONS

         All obligations of Seller and the Shareholders under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Buyer in this Agreement shall be true when made and at and as of the time of the Closing.

         8.2. PERFORMANCE. Buyer shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be so complied with or performed.

         8.3. OFFICER'S CERTIFICATE. Buyer shall have delivered to Seller a Certificate of the President of Buyer, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

         8.4. OPINION OF COUNSEL FOR BUYER. Seller shall have received an opinion of Buyer's counsel, Bass, Berry & Sims, dated the Closing Date, in form and substance satisfactory to Seller's counsel, Keith Nonemaker, to the effect set forth on Schedule 8.4 hereto.

         8.5. EMPLOYMENT AGREEMENTS. Buyer shall have entered into an employment agreement with each Shareholder and William Hooper in substantially the forms of Schedule 8.5(i) and Schedule 8.5(ii) attached hereto, respectively.

         8.6. RELEASE OF PERSONAL GUARANTEES. The Shareholders shall be released from those personal guarantees of the liabilities, obligations and debts of Seller as described on Schedule 8.6 attached hereto and made a part hereof.

         8.7. GRANTING OF STOCK OPTIONS. Buyer will grant to the Shareholders options to purchase an aggregate of 100,000 shares of Buyer's Common Stock subject to the terms and conditions as set forth in the Stock Option Agreement in substantially the form of Schedule 8.7 attached hereto and made a part hereof.

         8.8. DISTRIBUTION. The Shareholders shall have received from Seller a distribution of $25,000 plus an amount sufficient to satisfy the Shareholders' federal income tax liability resulting from income earned by Seller for periods prior to the Closing and sufficient to satisfy the Shareholders' federal income tax liability resulting from the delivery of the Stock Option Agreements contemplated by Section 8.7.


                                   ARTICLE 9.

                                INDEMNIFICATION

         9.1. INDEMNIFICATION BY SELLER AND THE SHAREHOLDERS. Seller and the Shareholders hereby agree, jointly and severally, to defend, indemnify and hold harmless Buyer, each fiduciary of Buyer's employee benefit plans and each of Buyer's shareholders, affiliates, officers, directors, employees, agents, successors and assigns ("Buyer's Indemnified Persons") and shall reimburse Buyer's Indemnified Persons for, from and against each claim, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses"), directly or indirectly relating to, resulting from or arising out of:

                 (a) Any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by or of Seller or any Shareholder contained herein, any Schedule hereto or in any certificate, document or instrument delivered to Buyer pursuant hereto.

                 (b) Any tax liability of Seller not previously paid, or for which adequate reserves have not been established in the Financial Statements which may at any time be asserted or assessed against it for any event or period prior to the Closing Date (except as contemplated by Section 6.3 hereof).

                 (c) Any cost, expense or liability incurred by Buyer in connection with any pollution of the soil or ground water of, or originating from, any parcel of real property owned, leased or used by Seller which exists on the Closing Date (regardless of whether the possibility of such cost or expense shall have been disclosed to Buyer at or prior to the Closing Date). The term pollution shall include any substance subject to any federal, state, local or other law, rule, regulation or governmental regulation of any kind, and the rules, regulations and orders promulgated thereunder or any other substance which constitutes a nuisance or hazard to the environment or to the public health, safety or welfare.

                 (d) Any and all liabilities or obligations of any Shareholder to Seller arising outside of this Agreement.

                 (e) Any liability or cost incurred by Buyer for refunds to customers, in excess of $10,000 annually, because of defective returned goods or warranty claims in connection with goods sold by Seller.

                 (f)      Any other Loss incidental to any of the foregoing.

         9.2. INDEMNIFICATION BY BUYER. Buyer hereby agrees to defend, indemnify and hold harmless Seller, and shall reimburse Seller for, from and against Losses directly or indirectly relating to, resulting from or arising out of:

                 (a) Any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by Buyer contained herein or in any certificate, document or instrument delivered to Seller pursuant hereto.

                 (b)      Any other Loss incidental to the foregoing.

         9.3.    PROCEDURE.

                 (a) The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under Section 9.1 or 9.2 of this Agreement, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding; provided, however, that the employment of such separate counsel shall be at the expense of the indemnifying party if (i) employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action or (ii) the indemnified party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to one or all of the indemnifying parties (in which case the indemnifying party shall not have the right to direct such action on behalf of the indemnified party). In connection with any such third party claim, demand, action or proceeding, Buyer and the Seller shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceedings shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

                 (b) Any claim of indemnity of Buyer against Seller or the Shareholders with respect to Section 9.1 hereof may in Buyer's discretion be charged or applied pro rata by way of setoff against the principal balance of the Note.

                 (c) The indemnification required of Seller and the Shareholders pursuant to Section 9.1 shall survive for a period of two years following the Closing Date; provided, that the indemnification required pursuant to Section 9.1(b) shall survive for the applicable statute of limitations.


                                  ARTICLE 10.

                          SURVIVAL OF REPRESENTATIONS

         10.1. SURVIVAL OF REPRESENTATIONS. All representations, warranties, covenants and agreements by the parties contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any party hereto.

         10.2. STATEMENTS AS REPRESENTATIONS. All statements contained in any certificate, Schedule, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties for all purposes of this Agreement.

         10.3. REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.


                                  ARTICLE 11.

                                 MISCELLANEOUS

         11.1. EXPENSES. All fees and expenses incurred by Seller and the Shareholders, including without limitation legal fees and expenses, in connection with this Agreement will be borne by the Shareholders and all fees and expenses incurred by Buyer, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by Buyer.

         11.2.   ASSIGNABILITY; PARTIES IN INTEREST.

                 (a) Buyer may assign any or all of its rights hereunder to any affiliate or any direct or indirect subsidiary of Buyer, and Buyer shall advise Seller of any such assignment and shall designate such party as the assignee and transferee of the securities purchased. Any such assignee shall assume all of Buyer's duties, obligations and undertakings hereunder, but the assignor shall remain liable thereunder.

                 (b) Seller may not assign, transfer or otherwise dispose of any of its rights hereunder other than to the Shareholders without the prior written consent of Buyer.

                 (c) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, assigns and legal or personal representatives of the parties hereto.

         11.3. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the exhibits, schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives. Any condition to a party's obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

         11.4. HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

         11.5. SEVERABILITY. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

         11.6. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

         If to Seller:

         Mideastern, Inc.
         301 Pleasant Street
         P.O. Box 12
         Abbottstown, PA  17301
         Attn: James E. Gouker

         with a copy to:

         Darryl A. Noble
         Miller & Company
         211 Carlisle Street
         Hanover, PA  17331

         If to the Shareholders:

         301 Pleasant Street
         P.O. Box 12
         Abbottstown, PA  17301
         Attn: James E. Gouker

         If to Buyer:

         DeVlieg-Bullard, Inc.
         One Gorham Island
         Westport, Connecticut  06880
         Attn:  William O. Thomas
         with a copy to:

         Bass, Berry & Sims
         2700 First American Center
         Nashville, Tennessee  37238
         Attn:  J. Page Davidson


or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         11.7. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Pennsylvania, without regard to its conflict of laws rules.

         11.8. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by Buyer, Seller and the Shareholders. All such executed counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Buyer, Seller and the Shareholders on the date first above written.

                                    BUYER:

                                    DEVLIEG-BULLARD, INC.


                                    By: /s/ William O. Thomas
                                       ---------------------------------------

                                    Title:  President
                                          ------------------------------------


                                    SELLER:

                                    MIDEASTERN, INC.


                                    By: /s/ James F. Harnish
                                       ---------------------------------------

                                    Title:  President
                                          ------------------------------------


                                    SHAREHOLDERS:


                                      /s/ James E. Gouker
                                    ------------------------------------------
                                    James E. Gouker



                                      /s/ James F. Harnish
                                    ------------------------------------------
                                    James F. Harnish



                                      /s/ Stanley Harbold
                                    ------------------------------------------
                                    Stanley Harbold



                                      /s/ Gerald R. Paradis
                                    ------------------------------------------
                                    Gerald R. Paradis